Exhibit 99.1

News Release

JBT Corporation
70 W. Madison
Chicago, IL 60602

For Release: Immediate

Investors & Media:	Megan Rattigan	(312) 861-6048 megan.rattigan@jbtc.com

JBT Corporation Appoints Brian Deck Interim President and Chief Executive Officer

Tom Giacomini Steps Down as President and CEO

Board Initiates Search for CEO

Alan Feldman Named Chairman of the Board of Directors

CHICAGO, September 24, 2020 – JBT Corporation (NYSE: JBT) announced today that Brian Deck will resume his role as Interim President and Chief Executive Officer, effective immediately.

Following further discussions with JBT’s Board of Directors, Tom Giacomini has decided that he is unable to return as Chief Executive Officer of JBT and has stepped down, effective immediately, to focus on his health and recovery. He has also resigned from the Board of Directors.

Alan Feldman will continue in his role as Non-Executive Chairman on a permanent basis. Matt Meister, Vice President and CFO for JBT Protein, has been named Interim Chief Financial Officer. Mr. Meister joined JBT in May 2019 and has responsibility for all finance activity for the Protein Division within the FoodTech segment. He brings a strong track record of driving results and developing process improvements in complex, global businesses to the role of Interim CFO.

The Board has initiated a search to identify a permanent CEO and will retain a leading executive search firm to assist in the process. It will consider both internal and external candidates.

“Over the past few months, Brian and the senior management team have demonstrated outstanding leadership of JBT and we are confident in their ability to continue executing the Company’s strategy while the Board conducts a search for a permanent successor,” said Mr. Feldman. “I look forward to continuing to work with Brian and to leveraging his financial and operational expertise as we focus on ensuring the continued health and safety of our employees and serving our customers.”

Mr. Feldman added, “We owe Tom a great debt of gratitude for spearheading JBT’s transformation over the past seven years. Under his leadership, JBT has generated a significant increase in shareholder value, while laying a strong foundation from which to continue delivering for stakeholders. Today, JBT benefits from a disciplined long-term strategy that focuses on growth and margin expansion while delivering exceptional products and services to its customers. Tom also played a key role in assembling our dynamic team of leaders whose significant expertise will further the strategy and continue to drive results. On behalf of everyone at JBT, I send my very best wishes to Tom, including the sincere hope for his improved health.”

About Matt Meister

Matt Meister joined JBT in May 2019 with extensive experience in global manufacturing across various industries, including his prior roles at IDEX Corporation where he held several operational finance leadership roles, most recently serving as Group Vice President, Health and Science Technologies. Prior to joining IDEX, he held various roles of increasing responsibility at Navistar International Corporation. Mr. Meister holds an MBA from The University of Chicago Booth School of Business and an undergraduate degree in Finance and Operations Management from Washington University in St. Louis.

JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to high-value segments of the food & beverage industry with focus on proteins, liquid foods and automated system solutions. JBT designs, produces and services sophisticated products and systems for multi-national and regional customers through its FoodTech segment. JBT also sells critical equipment and services to domestic and international air transportation customers through its AeroTech segment. JBT Corporation employs approximately 6,300 people worldwide and operates sales, service, manufacturing and sourcing operations in more than 25 countries. For more information, please visit www.jbtc.com.

Forward-Looking Statements

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond JBT's ability to control. Forward-looking statements include, among others, statements relating to our leadership and our future financial performance and our plans. These risks and uncertainties include, but are not limited to: the duration of the COVID-19 pandemic and the effects of the pandemic on our ability to operate our business and facilities, on our customers, on our supply chains and on the economy generally; fluctuations in our financial results; unanticipated delays or acceleration in our sales cycles; deterioration of economic conditions; disruptions in the political, regulatory, economic and social conditions of the countries in which we conduct business; changes to trade regulation, quotas, duties or tariffs; risks associated with current and future acquisitions; potential effects of the U.K.'s exit from the E.U.; fluctuations in currency exchange rates; difficulty in implementing our business strategies; increases in energy or raw material prices and availability of raw materials; changes in food consumption patterns; impacts of pandemic illnesses, food borne illnesses and diseases to various agricultural products; weather conditions and natural disasters; impact of climate change and environmental protection initiatives; risks related to corporate social responsibility; our ability to comply with the laws and regulations governing our U.S. government contracts; acts of terrorism or war; termination or loss of major customer contracts and risks associated with fixed-price contracts; customer sourcing initiatives; competition and innovation in our industries; our ability to develop and introduce new or enhanced products and services and keep pace with technological developments; difficulty in developing, preserving and protecting our intellectual property or defending claims of infringement; catastrophic loss at any of our facilities and business continuity of our information systems; cyber-security risks; loss of key management and other personnel; potential liability arising out of the installation or use of our systems; our ability to comply with U.S. and international laws governing our operations and industries; increases in tax liabilities; work stoppages; fluctuations in interest rates and returns on pension assets; availability of and access to financial and other resources; and other factors described under the captions "Risk Factors" in the Company's most recent Annual Report on Form 10-K and the Company's most recent Quarter Report on Form 10-Q filed by JBT with the Securities and Exchange Commission. In addition, many of our risks and uncertainties are currently amplified by and will continue to be amplified by the COVID-19 pandemic. Given the highly fluid nature of the COVID-19 pandemic, it is not possible to predict all such risks and uncertainties. JBT cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements. JBT undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments, subsequent events or changes in circumstances or otherwise.